UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2014

MONSTER WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34209	13-3906555
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

622 Third Avenue
New York, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 351-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Item 5.02(b)

On November 4, 2014 Monster Worldwide, Inc. (the “Company”) announced that Salvatore Iannuzzi has resigned as Chief Executive Officer and President of the Company, effective as of November 4, 2014. Mr. Iannuzzi will continue to serve as Non-Executive Chairman of the Board of Directors of the Company. He will remain an employee of the Company until June 30, 2015.

Item 5.02(c)

Timothy Yates

Effective November 4, 2014, Timothy Yates, a Director of the Company and formerly its Executive Vice President and Chief Financial Officer, has been appointed Chief Executive Officer.

Mr. Yates has been a Director of the Company since June 2007. Additionally, Mr. Yates served as an Executive Vice President of the Company from June 2007 until June 2013, and served as the Company’s Chief Financial Officer from June 2007 until January 2011. Prior to joining the Company, Mr. Yates served as Senior Vice President, Chief Financial Officer and a director of Symbol Technologies, Inc. (“Symbol”) from February 2006 to January 2007. From January 2007 to June 2007, he was a Senior Vice President of Motorola, Inc.’s Enterprise Mobility business responsible for Motorola’s integration of Symbol. From August 2005 to February 2006, Mr. Yates served as an independent consultant to Symbol. Prior to this, from October 2002 to November 2005, Mr. Yates served as a partner and Chief Financial Officer of Saguenay Capital, a boutique investment firm. Prior to that, he served as a founding partner of Cove Harbor Partners, a private investment and consulting firm, which he helped establish in 1996. From 1971 through 1995, Mr. Yates held a number of senior leadership roles at Bankers Trust New York Corporation, including serving as Chief Financial and Administrative Officer from 1990 through 1995.

Mr. Yates does not have any family relationships with any of the Company’s directors or executive officers and is not a party to any transactions of the type listed in Item 404(a) of Regulation S-K.

The terms of Mr. Yates’ compensation arrangements are presently being finalized and will be disclosed in an amendment to this filing on Form 8-K.

Mark Stoever

Effective November 4, 2014, Mark Stoever has been appointed Chief Operating Officer of the Company.

Mr. Stoever has served as Executive Vice President, Corporate Development and Internet Advertising since October 2011. Previously, he had served as Executive Vice President,

Corporate Development and Strategic Alliances from September 2008 to October 2011, as Executive Vice President, Internet Advertising & Fees from July 2007 to September 2008, and as Senior Vice President, Internet Advertising & Fees from July 2005 to July 2007. Prior to joining the Company, Mr. Stoever served as Executive Vice President of Decision Matrix Group, an investment fund specializing in technology market research, from January 2005 to May 2005. Prior to that, beginning in 1996 he held various management roles at Lycos, Inc., a global Internet content and service provider, most recently as President and Chief Executive Officer from October 2002 to November 2004. Prior to Lycos, Mr. Stoever held management roles at ON Technology Corporation, a software company, from 1994 to 1996, and at Microcom, Inc., a modem technology company, from 1989 to 1994.

Mr. Stoever does not have any family relationships with any of the Company’s directors or executive officers and is not a party to any transactions of the type listed in Item 404(a) of Regulation S-K.

Item 5.02(e)

In connection with Mr. Iannuzzi’s resignation, on November 3, 2014, Mr. Iannuzzi and the Company entered into a Letter Agreement (the “Letter Agreement”). The Letter Agreement provided that effective November 4, 2014 Mr. Iannuzzi would resign from all management positions that he held with the Company (other than as a Director) and that he would serve as Non-Executive Chairman of the Board. The Letter Agreement also provided that Mr. Iannuzzi would continue as an employee of the Company until June 30, 2015 (the “Separation Date”) and that his resignation would be treated as a termination without cause under his Employment Agreement with the Company dated as of April 11, 2007 (the “Employment Agreement”) and the supplemental letter agreement dated July 30, 2013.

Prior to the Separation Date, Mr. Iannuzzi will continue to be compensated pursuant to the Employment Agreement. Subject to Mr. Iannuzzi’s continued compliance with the restrictive covenants in his Employment Agreement, and in recognition of the services Mr. Iannuzzi provided in developing the Company’s long-term strategic business plan and transition, the Company will pay him an additional $2,000,000 on the Separation Date, subject to review by May 15, 2015, by a committee consisting of the Board’s lead independent director, the Company’s Chief Executive Officer and the Board’s Audit Committee Chairperson, of the success of such transition, or immediately upon the occurrence of a Change in Control (as defined in the Employment Agreement). In addition, prior to the Separation Date, Mr. Iannuzzi will be entitled to use of a car service in connection with Company business, and reimbursement of up to $20,000 for personal income tax advice and assistance. Effective as of November 4, 2014, his unvested equity awards vested in full. The Letter Agreement also provides for mutual releases.

Following the Separation Date, Mr. Iannuzzi will receive the severance benefits described in Section 7(b) of the Employment Agreement, subject to his continued compliance with the restrictive covenants set forth therein. In addition, the Company will pay the cost of medical benefits for Mr. Iannuzzi and his wife until they become Medicare eligible, at which time the Company will pay Medicare supplemental plan benefits to Mr. Iannuzzi and his wife for life.

Following the Separation Date, Mr. Iannuzzi will be compensated for his service as a director and Non-Executive Chairman of the Board pursuant to the Company’s non-employee director compensation policy and, during his service as Non-Executive Chairman of the Board, Mr. Iannuzzi will be provided a fully-furnished office in New York City and secretarial assistance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONSTER WORLDWIDE, INC.
(Registrant)

By:	/s/ Michael C. Miller
Name:	Michael C. Miller
Title:	Executive Vice President, General Counsel and Secretary

Date: November 6, 2014